IN THE UNITED STATES BANKRUPTCY COURT

FOR THE NORTHERN DISTRICT OF ALABAMA

NORTHERN DIVISION

In re

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Chapter 11

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VERILINK CORPORATION,

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Jointly Administered

a Delaware Corporation,

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Tax ID No. 94-2857548,

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Case Nos. 06-80566 and 06-80567

and affiliates,

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)

Judge Caddell

Debtors.

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ORDER CONFIRMING SECOND AMENDED JOINT PLAN

OF REORGANIZATION FILED BY THE DEBTORS ON DECEMBER 7, 2006

IT APPEARING to the Court that the Second Amended Joint Plan Filed by the Debtors on December 7, 2006 (the “Plan”) was duly served upon all creditors and other parties in interest; that a hearing to confirm the Plan was properly noticed and held on January 29, 2007; and that all objections to the Plan have been either withdrawn or overruled;

NOW THEREFORE, based upon representations of counsel and an offer of proof made by the Proponents, and upon the record in these cases, the Court makes the following findings of fact and conclusions of law1:

I.

The Court has jurisdiction over the Debtors’ Chapter 11 cases pursuant to sections 157 and 1334 of title 28 of the United States Code.  Confirmation of the Plan is a core proceeding pursuant to 28 U.S.C. § 157(b)(2)(L).

II.

The Court takes judicial notice of the docket of the Debtors’ Chapter 11 cases maintained by the Clerk of the Court, including without limitation all pleadings and other documents filed, all orders entered, and all evidence and argument made, proffered or adduced at hearings held before the Court during the pendency of the Debtors’ Chapter 11 cases.

III.

The transmittal and service of the Plan (in the form so transmitted and served) and the Disclosure Statement related thereto, and of all other materials transmitted and served in solicitation of votes to accept or reject the Plan, were adequate and sufficient and performed in accordance with the Court’s order approving the Disclosure Statement dated December 8, 2006 [Docket No. 714], and no other or further notice of such documents is required.

IV.

The solicitation and tabulation of votes to accept or reject the Plan was conducted in good faith and in a thorough manner, was made of all impaired creditors and equity security holders as of the Record Date, gave all such creditors and equity security holders a fair and adequate opportunity to accept or reject the Plan, and was in compliance with section 1126(b) of Title 11 of the United States Bankruptcy Code, 11 U.S.C. §§ 101-1532 (the “Bankruptcy Code”) and all other provisions of the Bankruptcy Code, the Bankruptcy Rules and the orders of the Court.  The Ballot Report submitted by the Debtors is approved.

V.

The Plan complies with all applicable provisions of the Bankruptcy Code, thereby satisfying section 1129(a)(1) of the Bankruptcy Code.

VI.

The Plan properly classifies claims and interests, and the claims and interests in each class are substantially similar to the other claims and interests in that class.  Valid business, factual and legal reasons exist for separately classifying the various classes of claims and interests, and such classes do not unfairly discriminate between or among holders of claims and interests.  The Plan satisfies sections 1122 and 1123(a)(1) of the Bankruptcy Code.

VII.

The Plan specifies the impaired classes of claims and interests under the Plan and specifies the treatment of such claims and interests, thereby satisfying sections 1123(a)(2) and (a)(3) of the Bankruptcy Code.  The Plan provides for the same treatment for each claim and interest in each class, unless the holder of a claim or interest has agreed to less favorable treatment, thereby satisfying section 1123(a)(4) of the Bankruptcy Code.  The Plan provides adequate and proper means for its implementation, thereby satisfying section 1123(a)(5) of the Bankruptcy Code.

VIII.

The Plan provides that the Reorganized Verilink’s bylaws will include a provision prohibiting the issuance of non-voting equity securities and providing, as to any different classes of securities possessing voting power, an appropriate distribution of such power among such classes, thereby satisfying section 1123(a)(6) of the Bankruptcy Code.  Moreover, the Plan provides for the appointment of new officers and new directors which are consistent with the interests of creditors and equity security holders and public policy, thereby satisfying section 1123(a)(7) of the Bankruptcy Code.

IX.

The Plan is dated and identifies the Plan Proponents, thereby satisfying Bankruptcy Rule 3016(a).  Solicitation of votes to accept or reject the Plan satisfies Bankruptcy Rule 3018.

X.

The Proponents have complied and will continue to comply with all applicable provisions of the Bankruptcy Code, thereby satisfying section 1129(a)(2) of the Bankruptcy Code.

XI.

The Plan has been proposed in good faith and not by any means forbidden by law, thereby satisfying section 1129(a)(3) of the Bankruptcy Code.

XII.

All payments made or promised by the Debtors for services or for costs and expenses in, or in connection with, the Plan and incident to the case are subject to approval by the Court as reasonable, thereby satisfying section 1129(a)(4) of the Bankruptcy Code.

XIII.

The Plan and Disclosure Statement disclose the identity and affiliation of the officer(s) and director(s) of the Reorganized Verilink and the appointment of such individual is consistent with the interests of the creditors and equity security holders.  Consequently, section 1129(a)(5) of the Bankruptcy Code has been satisfied.

XIV.

There is no governmental regulation of any rates of the Debtors, thereby rendering section 1129(a)(6) of the Bankruptcy Code inapplicable to the Plan.

XV.

Each holder of an impaired claim or interest either has accepted the Plan or will receive or retain, as of the Effective Date of the Plan, property having a present value not less than the present value that each such holder would receive if the Debtors’ assets were liquidated under Chapter 7 of the Bankruptcy Code, thereby satisfying section 1129(a)(7) of the Bankruptcy Code.

XVI.

Each class of claims and interests has either accepted the Plan (in accordance  with sections 1126(c) and (d) of the Bankruptcy Code) as evidenced by the Ballot Tabulation filed with the Court on January 26, 2007, and representations made at the hearing, or is not impaired; the Plan satisfies section 1129(a)(8) of the Bankruptcy Code.

XVII.

The Plan provides that, except to the extent a holder of a particular claim has agreed otherwise, (which consent is determined in accordance with the Court’s Order Granting Motion for the Entry of an Order (i) Approving the Disclosure Statement, (ii) Establishing a Deadline for Filing of Objections to the Joint Plan, for Objecting to Confirmation, and for Filing Motions to Allow Disputed Claims for Purposes of Voting and Objecting to Confirmation,      (iii) Setting a Record Date for the Ownership of Equity Interests for Voting Purposes,              (iv) Approving the Form of the Election Form Ballots and Corresponding Instructions,             (v) Approving the Service of the Joint Plan, the Disclosure Statement, and Ballots along with Corresponding Instructions, and (vi) Approving the Procedure for Filing and Counting Ballots entered on December 8, 2006) as of the Effective Date of the Plan, all allowed claims of a kind specified in sections 507(a)(2) and 507(a)(3) of the Bankruptcy Code, will be paid in full, thereby satisfying section 1129(a)(9)(A) of the Bankruptcy Code.

XVIII.

The Plan provides as to Class 3 (priority employee claims) for deferred cash payments of a value as of the Effective Date equal to the allowed amount of the claims entitled to priority under section 507(a)(4) of the Bankruptcy Code.  Class 3 has accepted the Plan, thereby satisfying section 1129(a)(9)(B) of the Bankruptcy Code.

XIX.

The Plan provides as to Class 2 (priority tax claims) for either payment in full on the Effective Date or installment payments in cash of a total value as of the Effective Date equal to the allowed amount of the claim over a five (5) year period and in a manner not less favorable than the most favored non-priority unsecured claims, thereby satisfying section 1129(a)(9)(C) of the Bankruptcy Code.

XX.

The Internal Revenue Service has filed a proof of claim for a priority claim to which the Debtors have objected.  The parties have agreed that any allowed priority tax claim of the Internal Revenue Service shall, at the sole discretion of the Liquidating Trustee, (a) be paid in full on the Effective Date; or (b) equal quarterly installments with interest at the annual percentage rate of 8.00% and be paid within sixty (60) months from the Filing Date.  The first quarterly payment shall begin sixty (60) days after the entry of an order allowing a priority claim on behalf of the Internal Revenue Service.  The foregoing notwithstanding, no distributions shall be made to Class 6 or Class 7 creditors unless and until (i) the priority claim of the Internal Revenue Service has been paid in full, (ii) such priority claim is disallowed, or (iii) an adequate reserve is made for the payment of such priority claim.

XXI.

The Massachusetts Department of Revenue has filed priority claims which have not yet been allowed.  The parties have agreed that any allowed priority tax claim of the Massachusetts Department of Revenue shall, at the sole discretion of the Liquidating Trustee,  (a) be paid in full on the Effective Date; or (b) receive on account of such claim regular cash installments, over a period determined by the Liquidating Trustee, but in no event exceeding five (5) years after the Filing Date, of a value, as of the Effective Date of the Plan, equal to the allowed amount of such claim, including interest at the rate of nine percent (9%).

XXII.

Classes 1, 3, 6 and 7 are impaired classes of claims under the Plan, each of which has accepted the Plan, thereby satisfying section 1129(a)(10) of the Bankruptcy Code.

XXIII.

The Plan provides for a Liquidating Trust to complete the liquidation of the Debtors’ assets and confirmation of the Plan is not likely to be followed by the liquidation or further financial reorganization of the Reorganized Verilink and therefore complies with section 1129(a)(11) of the Bankruptcy Code.

XXIV.

All fees currently due under 28 U.S.C. § 1930 have been paid, thereby satisfying section 1129(a)(12) of the Bankruptcy Code.

XXV.

There are no continuing retiree benefits, as that term is defined in section 1114 of the Bankruptcy Code, all such benefits having previously been terminated pursuant to this Courts Order on Debtors’ Motion for Authority to Amend and Terminate 401(k) Plans [Docket No. 466], thereby satisfying section 1129(a)(13) of the Bankruptcy Code.

XXVI.

As authorized by section 1123(b)(3)(B) of the Bankruptcy Code, the Plan provides for the creation of a Liquidating Trust to which shall be transferred all remaining Assets for liquidation, administration, and distribution in accordance with the Plan.  All such Assets shall vest in the Liquidating Trust free and clear of all liens, claims, encumbrances and interests of creditors and interest holders, including without limitation any right of setoff, except as otherwise provided in the Plan or herein.  Nothing herein shall relieve the Liquidating Trust from any obligation that the Debtors had prior to the Effective Date to file any tax returns and nothing herein shall be construed to obligate the Liquidating Trust to file tax returns not otherwise required by applicable law.

XXVII.

The Assets transferred to the Liquidating Trust include without limitation all Causes of Action that the Debtors had or had power to assert immediately prior to the Confirmation Date.  The Liquidating Trustee is hereby appointed as the estate representative to pursue all such claims pursuant to section 1123(b)(3)(B) of the Bankruptcy Code.

XXVIII.

The initial Liquidating Trustee shall be Darryl S. Laddin, Esq. The appointment of the Liquidating Trustee is consistent with the interests of creditors and equity security holders and with public policy and satisfies section 1123(a)(7) of the Bankruptcy Code.

XXIX.

The provisions of the Plan governing the assumption and rejection of executory contracts and unexpired leases satisfy the requirements of section 365(b) of the Bankruptcy Code.

XXX.

That certain Settlement Agreement and Mutual Release (“Agreement”),  made and entered into as of the 26th day of January, 2007, by and between Verilink Corporation (“Verilink”) and its affiliate Larscom Incorporated (“Larscom”)(collectively with Verilink, the “Debtors”), and the Official Committee of Unsecured Creditors, (the “Committee”) appointed in this case on the one hand, and John Major, John McGuire, Howard Oringer and Desmond Wilson (collectively, the “Outside Directors”) is hereby approved and the parties thereto are authorized and directed to comply with the terms of the Agreement.

XXXI.

Effective upon the date this Order becomes final and non-appealable, the Outside Directors on the one hand, and the Committee (for itself and on behalf of the Debtors’ estates) and the Debtors, on the other hand, shall be deemed to forever relieve, release and discharge each other, their respective agents, representatives, estates, employees, predecessors, parent corporations, subsidiaries (whether or not wholly-owned), affiliates, officers, principals, guarantors, directors, attorneys, investigators, successors, and assigns and each of them, in any and all capacities, from any and all claims, debts, liabilities, demands, obligations, liens, promises, acts, agreements, costs and expenses (including, but not limited to attorneys’ fees), damages, actions and causes of action, of whatever kind or nature, whether known or unknown, choate or inchoate, fixed or contingent, whether in tort, contract, law, or equity, arising out of or in any way related to or connected with Verilink, Larscom, the Threatened Action (as defined in the Agreement), the Outside Directors’ Administrative Expense Claims (as defined in the Agreement), the Outside Directors’ Unsecured Claims (as defined in the Agreement), and any other business relationship or dealings by and between the parties to the Agreement from and after the beginning of time through and including confirmation of the Plan by the Bankruptcy Court, except for the obligations of the parties under the Agreement.  This mutual release includes, but is not limited to, any and all claims, disputes and potential claims relating to the actions of the Outside Directors prior to the Petition Date and after the Petition Date.  Notwithstanding the foregoing release and to further ensure clarity, the Parties agree that the mutual release set forth herein and in the Agreement applies with full force and effect to any and all claims, debts, liabilities, demands, obligations, liens, promises, acts, agreements, costs and expenses (including, but not limited to attorneys’ fees), damages, actions and causes of action, of whatever kind or nature, whether known or unknown, choate or inchoate, fixed or contingent, whether in tort, contract, law, or equity, arising out of or in any way related to or connected with Desmond Wilson’s service as director of Larscom.  Nothing contained in this paragraph or the Agreement shall be deemed to release any other current or former officer or director of the Debtors or any insurance company from any claims, debts, liabilities, demands, obligations, liens, promises, acts, agreements, costs and expenses (including, but not limited to attorneys’ fees), damages, actions and causes of action, of whatever kind or nature, whether known or unknown, choate or inchoate, fixed or contingent, whether in tort, contract, law, or equity.  Notwithstanding anything else contained in this paragraph or in the Agreement, the releases by the Committee and the Debtors under this paragraph and in the Agreement are contingent upon the Outside Directors’ compliance with paragraphs 1(a) and 1(b) of the Agreement; in the event that the Outside Directors fail to comply with either paragraph 1(a) or 1(b) of the Agreement, the releases by the Committee and the Debtors under this paragraph and the Agreement shall not take effect.

XXXII.

The pre-confirmation Debtors, the post-confirmation Debtors, all creditors and equity security holders and all other parties in interest are bound by the Plan within the meaning of section 1141 of the Bankruptcy Code.

XXXIII.

Under the circumstances in these Chapter 11 cases, confirmation is in the best interests of creditors and equity security holders and other parties in interest, and all conditions to confirmation contained in the Plan, the Bankruptcy Code and the Bankruptcy Rules have been satisfied.

XXXIV.

This Order and the Plan it confirms supersede all prior Orders of this Court as to matters covered herein.

NOW, THEREFORE, based on the foregoing, IT IS HEREBY ORDERED AND ADJUDGED as follows:

1.

The Debtors have met their burdens of proving the elements of section 1129 of the Bankruptcy Code by a preponderance of the evidence.

2.

The Plan is hereby CONFIRMED in its entirety.

3.

All objections to the Plan that have not been withdrawn are overruled on their merits.

4.

Upon entry of this Order and the occurrence of the Effective Date, the terms of the Plan shall be binding upon the Debtors, their successors and assigns, the Liquidating Trustee, the Contributor, the Investor, any entity acquiring or receiving property or a distribution under the Plan, any holder of an administrative expense claim, or other claim or equity interest against or in the Debtors including all federal, state and local governmental entities and all parties given notice of the Plan whether or not (i) the administrative expense claim, claim or equity interest of such holder is impaired under the Plan, (ii) such holder or entity has accepted the Plan, and (iii) a proof of claim, demand for payment of administrative expense or appearance has been made in these chapter 11 cases.

5.

This Order does not act to vest any property of the Debtors or the Debtors’ estates in the Debtors, and the provisions of section 1141(b) of the Bankruptcy Code shall not apply in these cases; rather, upon the occurrence of the Effective Date, all Assets of the Debtors and the Debtors’ estates shall vest in the Liquidating Trust free and clear of all liens, claims, encumbrances and interests, including without limitation setoff rights, of creditors, equity security holders and other parties in interest, in accordance with section 1141(c) of the Bankruptcy Code, except as otherwise provided in the Plan.

6.

All executory contracts and unexpired leases of the Debtors not assumed or rejected prior to the Effective Date are rejected as of the Confirmation Date.  Any claim arising out of the rejection of an executory contract shall be filed within thirty (30) days following the date of this Order or such claim shall be forever barred and shall not be enforceable against the Debtor or its property.

7.

The Plan Proponents and their representatives, including Debtors’ president, Lee N. Katz, are authorized to execute, deliver, file or record such contracts, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan.  The Plan Proponents are authorized to take all necessary steps to implement and consummate the Plan.  This Order may be recorded in any court or court records and any clerk is authorized and directed to receive and record a certified copy of this Order.

8.

Except as otherwise provided in the Plan, this Order shall constitute all approvals and consents required, if any, by the laws, rules or regulations of any state or any other governmental authority or governmental unit with respect to the implementation or consummation of the Plan and any documents, instruments or agreements referred to in or contemplated by the Plan and any amendments or modifications thereto, and any other acts referred to in or contemplated by the Plan, the Disclosure Statement, and any documents, instruments or agreements and any amendments or modifications thereto.

9.

The exculpation provision contained in section 9.2 of the Plan is fair and equitable, is given for valuable consideration given the ongoing services of the individuals identified therein, were properly noticed to holders of claims and equity interests and other interested parties in accordance with the requirements of due process and the applicable provisions of the Bankruptcy Code and Bankruptcy Rules, and are in the best interests of the Debtors and their estates and such provisions shall be effective and binding upon all persons and entities, including without limitation the Liquidating Trustee, to the full extent provided in the Plan.

10.

In the event the Effective Date does not occur upon the terms set forth in the Plan, then this Order shall be vacated, no distributions under the Plan shall be made, and the Plan, the assumption or rejection of executory contracts or unexpired leases pursuant to the Plan, any document or agreement executed pursuant to the Plan, and any actions, releases, waivers or injunctions authorized by this Order or any order in aid of consummation of the Plan shall be deemed null and void in all respects without any further action of the Court or any party.

11.

The DIP Note executed by Debtor Verilink in favor of Venture Fund I, Inc. is, as of the Effective Date, deemed satisfied by the terms and conditions contained in the Plan and Debtors are not obligated under the DIP Note other than on the terms and conditions set forth in the Plan.

Liquidating Trust

12.

As of the Effective Date, the Debtors shall be deemed to have appointed the Liquidating Trust as their true and lawful attorney-in-fact with full power of substitution, which appointment is coupled with an interest and is irrevocable and the Liquidating Trust and its Trustee shall have full power to act in the name of the Debtors for all purposes permitted under the Plan and section 1123(b)(3)(B) of the Bankruptcy Code including without limitation the authority to commence, prosecute and settle all Causes of Action in the name of the Debtors.  The Debtors are enjoined from commencing, prosecuting and settling any Causes of Action including without limitation avoidance actions and D&O Actions.

13.

Any and all claims and Causes of Action of the Debtors and their estates and all other Assets of the Debtors and their estates which are to be transferred to and enforced by the Liquidating Trust and its Trustee shall be so transferred free and clear of all liens, claims, encumbrances and interests, including without limitation any right of setoff, unless otherwise provided in the Plan, and shall survive confirmation of the Plan, and upon entry of the Order and the occurrence of the Effective Date, Darryl S. Laddin, Esq. is appointed as the Liquidating Trustee and shall have and exercise all the rights, powers and duties of the Liquidating Trustee as set forth under the Plan.  The Liquidating Trust may thereafter commence or continue (or determine not to commence or continue) in any appropriate court or tribunal, including in the Bankruptcy Court, any suit or other proceeding for the enforcement of such Causes of Action.  Without limiting the foregoing, the Liquidating Trust shall have the right to commence Avoidance Actions and any D&O Actions or other Causes of Action, including without limitation those described in the Disclosure Statement or otherwise against the persons identified in the Disclosure Statement or against any other appropriate party.

14.

Except to the extent such rights, claims, Causes of Action, defenses and counterclaims are expressly and specifically released in connection with the Plan or in any settlement agreement approved during the chapter 11 cases  (i) any and all rights, claims, Causes of Action, defenses and counterclaims accruing to the Debtors or the Estate (including without limitation Avoidance Actions and D&O Actions) shall remain assets of and vest in the Liquidating Trust, whether or not litigation relating thereto is pending on the Effective Date and whether or not any such rights, claims, Causes of Action, defenses and counterclaims have been scheduled or otherwise listed or referred to in the Plan, the Disclosure Statement or any other document filed with the Bankruptcy Court, and (ii) neither the Debtors nor the Liquidating Trust waive, relinquish or abandon (nor shall they be estopped or otherwise precluded from asserting) any right, claim, Cause of Action, defense or counterclaim that constitutes property of the Debtors’ Estate; (a) whether or not such right, claim, Cause of Action, defense or counterclaim has been listed or referred to in the Schedules, the Plan, the Disclosure Statement or any other document filed with the Bankruptcy Court, (b) whether or not such right, claim, Cause of Action, defense or counterclaim is currently known to the Debtors, the Creditors’ Committee or the proposed Liquidating Trustee, and (c) whether or not a defendant in any litigation relating to such right, claim, Cause of Action, defense or counterclaim filed a proof of claim in the chapter 11 cases, filed a notice of appearance or any other pleading or notice in the chapter 11 cases, voted for or against the Plan, or received or retained any consideration under the Plan.   Without in any manner limiting the scope of the foregoing, notwithstanding any otherwise applicable principle of law or equity, including without limitation any principles of judicial estoppel, res judicata, collateral estoppel, issue preclusion, claim preclusion or any similar doctrine, the failure to list, disclose, describe, identify or refer to a right, claim, Cause of Action, defense or counterclaim or potential right, claim, Cause of Action, defense or counterclaim in the Debtors’ Schedules, the Plan, the Disclosure Statement or any other document filed with the Bankruptcy Court shall in no manner waive, eliminate, modify, release or alter the Liquidating Trust’s and its Trustee’s right to commence, prosecute, defend against, settle and realize upon any rights, claims, Causes of Action, defenses or counterclaims that any of the Debtors, Creditors’ Committee or Liquidating Trust have or may have as of the Confirmation Date.  The Liquidating Trustee may commence, prosecute, defend against, recover on account, and settle all rights, claims, Causes of Action, defenses and counterclaims in its sole discretion in accordance with the Plan and the best interests of and for the benefit of the Liquidating Trust.

15.

Upon the Effective Date of the Plan, all Creditors’ Claims Against Third Parties shall be deemed to have been transferred and assigned to the Liquidating Trust without the need for any party to execute any documents evidencing such assignments except for any claims of the following creditors who affirmatively opted out of conveying any such claims to the Liquidating Trust:  American Express Travel Related Services Company, Inc., Digi-Key Corporation, Joseph T. McQuade, Floyd Parsley and Delores A. Parsley Ttees, Powell Goldstein LLP, Team Air Express, Inc., and Roxanne Tirone.  The Liquidating Trust is authorized to commence or continue (or determine not to commence or continue) in any appropriate court or tribunal, including in the Bankruptcy Court, any suit or other proceedings for the enforcement of such Creditors’ Claims Against Third Parties.

16.

On the Effective Date, the Creditors’ Committee shall dissolve and its members shall be released and discharged from all rights and duties arising from or related to the Debtors’ Chapter 11 cases.

Restructuring Transaction

17.

On the Effective Date, Reorganized Verilink shall (i) implement a reverse stock split such that the total number of issued and outstanding shares of the Reorganized Verilink shall be no greater than 10,000, excluding shares held by or issuable to the Investor or Contributor or equities issued to any creditors pursuant to the Plan and excluding the shares of any equity security holder who elected in their ballot to have their shares cancelled; (ii) issue 25,000,000 restricted shares of the New Common Stock to the Contributor which are not subject to the reversal or reclassification of presently issued common shares under the Plan; (iii) issue the Liquidating Trustee’s Stock to the Liquidating Trust to be distributed in accordance with the provisions of the Plan; and (iv) issue the Unsecured Creditors’ Stock to be held as set forth in the Plan.  The Liquidating Trustee’s Stock, the Unsecured Creditors’ Stock and the new equities issued by Reorganized Verilink in satisfaction of the DIP Note to the Investor shall be exempt from registration and the requirements of federal and state securities laws in accordance with section 1145 of the Bankruptcy Code.  The New Common Stock shall be exempt from registration and the requirements of federal and state securities laws in accordance with section 4(2) of the Securities Act.  The Contributor shall provide the Reorganized Verilink with all necessary representations to qualify thereunder.

18.

The New Directors of Reorganized Verilink may amend the Reorganized Verilink’s bylaws and amend the Reorganized Verilink’s fiscal years to a date established and set forth in any exchange agreement without the need of shareholder approval.

19.

As of the Effective Date, the Current Directors and Current Officers shall be deemed to have been removed and replaced by the New Directors and New Officers.  The New Directors and New Officers have been identified in the Disclosure Statement.  Reorganized Verilink shall not be required to file a Form 14-F with the SEC as a result of this change of officers and directors.

20.

As of the Effective Date, the New Directors of Reorganized Verilink shall be authorized to change the name of Verilink to a name selected by the New Directors without further authorization from the shareholders.

21.

Upon the Effective Date, the New Directors and New Officers are authorized to execute an exchange agreement and other documents necessary to consummate a Business Combination for Reorganized Verilink with an appropriate candidate, provided that such Business Combination must be consummated, including all required and applicable SEC filings, within six (6) months of the Effective Date of the Plan or up to one (1) year from the Effective Date, if the Reorganized Verilink seeks and obtains such an extension in accordance with the Plan.  In connection with any Business Combination, the Reorganized Verilink and the New Directors shall comply with all SEC requirements, including the filing of an 8-K.  No further shareholder approval shall be required to effect the Business Combination as described herein, and this Order and the Plan shall constitute full authority of the Reorganized Verilink and the New Directors to take all actions and execute all documents in furtherance of the Plan and hereof and the transactions contemplated therein and hereby.

22.

On the Effective Date, the issuance of securities as provided in the Plan, the appointment of the New Directors and New Officers as specified in the Plan, and all other corporate actions called for by the Plan including changing the stock transfer agent shall be deemed authorized and approved by virtue of the entry of this Order in accordance with the Bankruptcy Code and applicable state law (including but not limited to section 303 of the Delaware General Corporations Law, to the extent applicable) and without any requirement of further action by the shareholders, directors or members of the Debtors or Reorganized Verilink.  Reorganized Verilink’s existence shall continue after the Effective Date and Reorganized Verilink shall not be a “debtor” in this case.

Section 1146

23.

Pursuant to section 1146(c) of the Bankruptcy Code, (i) the issuance, transfer, or exchange of notes or issuance of debt or equity securities under the Plan; (ii) the creation of any mortgage, deed of trust, or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan; and (iii) any merger agreements or agreements of consolidation, deeds, bills of sale, or assignments executed in connection with any of the transactions contemplated under the Plan, shall not be subject to any stamp, real estate transfer, mortgage recording, sales, or other similar tax.  All such transactions consummated by the Debtors or the Liquidating Trust and approved by the Bankruptcy Court on and after the Filing Date, including, without limitation, the sales, if any, by the Debtors or the Liquidating Trust of owned property or assets pursuant to section 363(b) of the Bankruptcy Code or pursuant to the Plan, shall be deemed to have been made under, in furtherance of, or in connection with the Plan and, therefore, shall not be subject to any stamp, real estate transfer, mortgage recording, sales, or other similar tax.

Limited Substantive Consolidation

24.

On the Effective Date, the Estate of each of the Debtors shall be substantively consolidated with each other such that the assets and liabilities of Verilink shall be deemed to be the assets and liabilities of Larscom, and the assets and liabilities of Larscom shall be deemed to be the assets and liabilities of Verilink.  As a consequence, any guaranties by one of the Debtors of the obligations of the other or any joint obligations shall be deemed liquidated so that the holder of such claims shall have one Claim against the consolidated Debtors and shall be deemed to be a single obligation.  Additionally, each and every proof of claim filed or to be filed in either case shall be deemed filed against the consolidated estates of the Debtors.  Notwithstanding the foregoing, the substantive consolidation of the estates shall not affect the legal and organizational structure of the Debtors, and Reorganized Verilink shall continue as a separate, free-standing company after the Effective Date in accordance with the terms of the Plan and the Restructuring Transaction, and the assets and liabilities of Larscom shall not be the assets and liabilities of the Reorganized Verilink.  Reorganized Verilink shall continue to exist after the Effective Date as a separate legal entity, with all powers of a corporation as applicable under the laws of the State of Delaware and without prejudice to any right to alter or terminate such existence (whether by Business Combination, acquisition or otherwise) under such applicable state law.

Discharge and Injunction

25.

Discharge.  Upon consummation of the Business Combination, provided it occurs within six (6) months of the Effective Date or up to one (1) year after the Effective Date if an extension has been obtained in accordance with the Plan, and without further order of the Court, the rights accorded pursuant to and in accordance with the applicable terms and conditions of the Plan are in full and final satisfaction, settlement, release and discharge as against the Debtors and Reorganized Verilink, the Liquidating Trust and Liquidating Trustee, their assets and liabilities of all Claims and Equity Interests and any debt that arose before the Effective Date, and any debt of a kind specified in section 502(g), 502(h) or 502(i) of the Bankruptcy Code, and all Claims and Equity Interests of any nature, including, without limitation, any interest, fees or penalties accrued thereon from and after the Filing Date, whether or not (i) a proof of claim or proof of interest based on such Claim, debt, obligation or Equity Interest is filed or deemed filed under section 501 of the Bankruptcy Code, (ii) such Claim or Equity Interest is Allowed under section 502 of the Bankruptcy Code, or (iii) the holder of such Claim or Equity Interest has accepted the Plan, provided however that nothing herein shall prohibit the exercise of police or regulatory powers by a state or federal governmental agency.  Should a Business Combination not occur as set forth in the Plan, this paragraph and the discharge provided shall be of no force and effect.

26.

Injunctions.

(a)

Injunction Pending Business Combination.  Except as otherwise provided herein or in the Plan, as of the Effective Date and until the expiration of any time period within which a Business Combination may be made under the Plan, all entities that have held, currently hold or may hold a Claim or other debtor liability against the Debtors or an Equity Interest or other right of an equity security holder in the Debtors are enjoined from taking any of the following actions on account of such Claims, debts, liabilities or Equity Interests:                      (i) commencing or continuing, in any manner or in any place, any action or other proceeding against the Debtors, Reorganized Verilink, the Liquidating Trust and Liquidating Trustee, their successors or property, (ii) enforcing, attaching, executing, collecting or recovering in any manner any judgment, award, decree or order against the Debtors, Reorganized Verilink, the Liquidating Trust and Liquidating Trustee, their successors or property, (iii) creating, perfecting or enforcing any lien or encumbrance against the Debtors, Reorganized Verilink, the Liquidating Trust and Liquidating Trustee, their successors or property, (iv) asserting a setoff, or right of subrogation, or right of recoupment of any kind against any Claim, debt, liability or obligation against the Debtors, Reorganized Verilink, the Liquidating Trust and Liquidating Trustee, their successors or property, and (v) from commencing or continuing any action, in any manner or in any place where the foregoing does not comply with or is inconsistent with the provisions of the Plan, provided however that nothing herein shall prohibit the exercise of police or regulatory powers by a state or federal governmental agency or the assertion of affirmative defenses or cross claims against non-Debtor parties in any action brought by the Debtors or the Liquidating Trustee.

(b)

Injunction Related to Discharge.  Upon consummation of the Business Combination and the entitlement to a discharge set forth above and subject to its occurrence, all Persons that have held, currently hold or may have asserted, directly, indirectly, derivatively or otherwise, a Claim, a cause of action or an Equity Interest or other right of a holder of an Equity Interest that is discharged, released or terminated pursuant to the Plan, shall be deemed permanently enjoined from (i) commencing or continuing, in any manner or in any place, any action or other proceeding against the Debtors, Reorganized Verilink, the Liquidating Trust and Liquidating Trustee, their successors or property, (ii) enforcing, attaching, executing, collecting or recovering in any manner any judgment, award, decree or order against the Debtors, Reorganized Verilink, the Liquidating Trust and Liquidating Trustee, their successors or property, (iii) creating, perfecting or enforcing any lien or encumbrance against the Debtors, Reorganized Verilink, the Liquidating Trust and Liquidating Trustee, their successors or property, (iv) asserting a setoff, or right of subrogation, or right of recoupment of any kind against any Claim, debt, liability or obligation against the Debtors, Reorganized Verilink, the Liquidating Trust and Liquidating Trustee, their successors or property, and (v) from commencing or continuing any action, in any manner or in any place where the foregoing does not comply with or is inconsistent with the provisions of the Plan, provided however that nothing herein shall prohibit the exercise of police or regulatory powers by a state or federal governmental agency.

(c)

Injunction Relating to Exculpation.  As of the Effective Date, except as otherwise provided in the Plan, all persons, entities or holders of a Claim or Equity Interest, including without limitation, the Debtors, Reorganized Verilink, the Liquidating Trust and Liquidating Trustee, are hereby permanently enjoined from commencing or continuing, in any manner or in any place, any action or other proceeding, whether directly, derivatively or otherwise against any or all of the Exculpated Parties, on account of or respecting any Claims, debts, rights, causes of action or liabilities exculpated pursuant to the Plan, provided however that nothing herein shall prohibit the exercise of police or regulatory powers by a state or federal governmental agency.  For purposes of clarification, the term Petition Date when used in the Plan or herein shall mean Filing Date as defined in the Plan.

(d)

Effect Upon Lack of Business Combination.  If the Business Combination shall not occur within the timeframe set forth in the Plan, the discharge and injunction related thereto provided in this Order shall be deemed dissolved, null and void without further order of the Bankruptcy Court.  The exculpation and injunction set forth in section 9.2 and 9.4(c) of the Plan shall, however, remain in full force and effect.

27.

On the Effective Date, except to the extent provided otherwise herein, all notes, certificates, security agreements, mortgages, pledges, indemnities, collateral assignments, undertakings, guarantees, and other instruments and documents creating a claim against or interest in the Debtors will no longer be outstanding and will be cancelled, retired, and deemed terminated, and will cease to exist, as permitted by section 1123(a)(5)(F) of the Bankruptcy Code.

28.

This Court will retain jurisdiction for the purposes set forth in the Plan and the Bankruptcy Code.  To the extent that this Order conflicts with the Plan or any other document, this Order shall govern.

29.

In accordance with Federal Rule of Bankruptcy Procedure 3020(c), the Court will mail notice of entry of this Order to the Debtors, all creditors, the United States Bankruptcy Administrator and other parties in interest, and certify such to the Court.  Upon the occurrence of

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30.

the Effective Date, counsel for the Debtors shall mail a notice of the same to all such parties and shall certify such to the Court.

Dated this the _____ day of ______________, 2007.

Jack Caddell, Judge

United States Bankruptcy Court

Prepared and presented by:

/s/ Wendy L. Hagenau

Wendy L. Hagenau (Ga. Bar No. 316688)

whagenau@pogolaw.com

Robert M.D. Mercer (Ala. Bar No. ASB-1204-E)

rmercer@pogolaw.com

POWELL GOLDSTEIN, LLP

One Atlantic Center, 14th Floor

1201 West Peachtree Street, N.W.

Atlanta, Georgia  30309

(404) 572-6600 Telephone

(404) 572-6999 Facsimile

-and-

William J. Gibbons, Jr. (Ala. Bar No. ASB-5968-N43W)

gibbons@networktel.net

GIBBONS & FURMAN, P.C.
117 Jefferson Street, North
Huntsville, Alabama  35801
(256) 539-0021 Telephone
(256) 539-1254 Facsimile

Counsel to Debtors and Debtors-in-Possession

Footnotes

1 Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Plan.

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